Exhibit 10.16

[FORM OF 2011 MANAGEMENT INCENTIVE BONUS FOR NAMED EXECUTIVE OFFICERS] PERSONAL & CONFIDENTIAL MKS MEMORANDUM

TO:
DATE:	APRIL 20, 2011
SUBJECT:	2011 MKS MANAGEMENT/KEY EMPLOYEE BONUS PLAN

Attached is a copy of your 2011 MKS Bonus Plan (The Plan). This plan exists to provide key managers and employees the opportunity to benefit financially while improving MKS’ overall business performance. You have been included in the plan because you are working in a position that allows you to exert influence over how well MKS performs.

The 2011 Bonus Plan is intended to encourage us to make prudent choices about how operations are conducted. The growth of MKS is dependent upon our making decisions that constantly focus on achieving customer satisfaction while maintaining sound fiscal control. While one person alone cannot change the direction of any company, the combined decisions made by the participants in this plan play an important part in influencing MKS’ overall business performance. The measure of our business performance for The Plan will be MKS’ financial results. This year the financial metric used to calculate performance for bonus achievement will be corporate Adjusted Operating Income. Adjusted Operating Income for The Plan is defined as Operating Income excluding cost of amortization and any unanticipated charges or income not related to the operating performance of MKS.

The attached chart shows the payout of your target bonus as a function of Adjusted Operating Income. Based on our business model and current expectations, we have set a payout goal equal to 100% of your target bonus when our Adjusted Operating Income reaches $200 million. As you can see from the attached chart, you will start earning a payout under this bonus plan when Adjusted Operating Income reaches $150 million. Your bonus payout will be 60% of target at Adjusted Operating Income of $150 million, and you will receive the maximum bonus payout of 200% of target at Adjusted Operating Income of $237.5 million.

As you well know it is difficult for us to look long-term into our industry so your efforts to carefully weigh any expenses are very much appreciated.

NOTE: Your target bonus amount is XX1% of your 2011 eligible earnings.

This plan is confidential. Only a select group of individuals are eligible. Neither this plan, nor the financial performance targets associated with it, should be shared with anyone inside or outside the company.

[1]	Target bonus amounts in 2011 for Named Executive Officers were as follows: Leo Berlinghieri – 100%; Gerald Colella – 70%; Seth Bagshaw and John Smith – 50%; John Lee – 55%

PERSONAL & CONFIDENTIAL

MKS MEMORANDUM

2011 Annual Management/Key Employee Bonus Plan

Based on Adjusted Operating Income

(January 1 – December 31)

The payout of your bonus will be achieved according to the schedule shown in the chart below. For example, you will receive 80% of your target bonus if our Adjusted Operating Income reaches $175 million and 100% of your target bonus if Adjusted Operating Income reaches $200 million. At an Adjusted Operating Income of $237.5 million or more, you will receive 200% of your target corporate bonus.

ANNUAL BONUS
Adjusted Operating Income	Bonus Payout (percentage of target)
<$150,000,000	0%
$150,000,000	60%
$175,000,000	80%
$200,000,000	100%
$207,500,000	125%
$215,000,000	150%
$222,500,000	175%
>=$237,500,000	200%

This information is extremely confidential and should be treated as such. Please do not share this information with anyone inside or outside of

MKS Instruments, Inc.

2011 MKS Management/Key Employee Bonus Plans

The MKS Annual Bonus Plan (The Plan) is based on fiscal year performance (January through December). Performance measurements are set at the beginning of the fiscal year.

Plan participants have 100% of their bonus tied to achievement of corporate goals.

Participation/Approval:

Participation in the Plan requires the approval of the most senior individual in each organization as well as Human Resources and the Chief Executive Officer and President. Participation in the plan is reviewed on an annual basis.

Target:

Bonus target guidelines are established for positions as a percentage of pay.

Payout:

The bonus payout amount is a percentage of eligible W-2 earnings received during the plan period, i.e. “base salary” including regular, holiday, vacation, sick, and retro pay. Bonus payments attributable to the prior year are excluded from this calculation.

Administration:

Bonus payout is made as soon as possible after the end of the fiscal year and the performance assessment has been completed, but in no event later than March 15 of the subsequent year.

Note: In order to receive the bonus payment the plan participant must be actively employed as of the payout date of The Plan.

MKS reserves the right to change the plan at any time, subject to senior management discretion. In no way does this plan create a contract of employment.